Contact:  Jane W. McCahon, Vice President, Corporate Relations and Corporate Secretary

               (312) 592-5379; jane.mccahon@teldta.com

               Julie D. Mathews, Manager, Investor Relations

               (312) 592-5341; julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

U.S. Cellular Discusses Progress in Addressing

Billing System Conversion Challenges

CHICAGO – Jan. 7, 2014 – United States Cellular Corporation [NYSE:USM] which is in meetings with investors today, is talking about the steps it is taking to address the impact of a recent billing system conversion.  The company is reporting that most functionality, including automated payments, has been implemented and that most billings are up to date.

“Notwithstanding the progress our teams have been making in commercializing this new system, the experience we delivered to our customers was below our standards.  Individual customers have experienced delays in activation and billing backlogs, which have created customer confusion,” said Kenneth R. Meyers, U.S. Cellular president and CEO.

“As a token of our appreciation for our customers’ patience, we issued reward points to every account in the program.  This almost $50 million investment, which will impact profitability in the fourth quarter, is our way of showing customers they can and should expect more from us.”

About U.S. Cellular®

United States Cellular Corporation provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to 4.9 million customers in 23 states. The Chicago-based company had 6,000 full- and part-time associates as of Sept. 30, 2013. At the end of the third quarter of 2013, Telephone and Data Systems, Inc. owned 84 percent of U.S. Cellular. For more information about U.S. Cellular, visit uscellular.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:   All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: impacts of any pending acquisition and divestiture transactions,  including, but not limited to, the ability to obtain regulatory approvals, successfully complete the transaction and the financial impacts of such transaction; the ability of the company to successfully manage and grow its markets; the overall economy; competition; the ability to obtain or maintain roaming arrangements with other carriers on acceptable terms; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets;  pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average monthly revenue per user, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K Current Report used by U.S. Cellular to furnish this press release to the Securities and Exchange Commission (“SEC”), which are incorporated by reference herein.

For more information about U.S. Cellular, visit uscellular.com.